MAHJONG SOFTWARE LICENSING AND SERVICES AGREEMENT

THIS AGREEMENT is made the 24th day of August 2006

BETWEEN:

1.   Mahjong Systems (Cyprus) Limited ofChry nthou Mylona, 3 P.C. 3030,
      Limassol, Cyprus {"MSL"}; and
2.   Microgaming Software Systems Limited of MGS House, Circular f asd, Douglas,
       Isle of Man. IM 1 1 BL ("Micrngaming'.).

REC'ITALS:
(A)     MSL wishes to grant Micragaming a Hoff-exclusive license to use and to sub-Iicense the use of the Mahjong System: and
(B)     Microgaming wishes tointegrate the Mahjong System with the Microgaming System in order to sub-license the use of the Mahjong System to certain Microgaming
                    Operators so that the Microgaming Operators' players may play the Mahjong Games online with players from other Operators_

NOW ITIS AGREED asfollows:

DEFINITIONS AND INTERPRETATION

1.1    In this Agreerncnt, unless the context requires otherwise, the following words and expressions shall have the following meanings:

"Clearing House"
means an accounting system tool service responsible for receiving money from Operators (Microgaming or otherwise), allocating such monies between participating Operators of a Network, making relevant deductions and paying monies back to participating operators in accordance with certain rules;

"Effective Date"	means the date of this Agreement;
"Ironbridge"	means Ironbridge Limited of PO Box 3174, Road Town, Tortola. BritishVirgin Islands;
"Intellectual Property Rights"
means all rights (including future rights) in inventions, patents, design rights, trade marks. trade names, domain names, copyrights, mask works. know-how. rights in unlawful competition and passing off, and till or intellectual property rights, statutory or otherwise. and all features thereof and all ancillary matter, in any part of the world and whether or not registered or registrable and to- the fullest extent thereof and for the full period thereof and all extensions and renewals thereof and all applications for registration thereof and all rights and interests thereto:

"Mahjong Games"	means MSL.'s online, networked mahjong games together with all upgrades, updates. changes., improvements and modifications thereto
"Mahjong Games"	means the services to be performed ,y MSL in relation to the Mahjong System as set out in clause 6;

"Mahjong System"	means MSL's software suite for the operation of an interactive and netvworked mahjong gaming system, including without limitation the Mahjong Games;
"Microgaming Clearing House"	means a Clearing House operated by Ironbridge exclusively for Microgarning Operators;
"Microgaming System"
means Microgaming's proprietary software suite made available to Microgarning Operators by or on behalf of Microgaming including but not limited to games and end-use software and all ancillary, administrative and supporting software systems, notes and information;

"Microgaming Operator"	means an entity contracted to Microgaming or its agent for players sign up to that entity to play the Mahjong Games online against ether players from that and other entities:
"Microgaming Fee"	means the fee charged by Microgaming to each of the Microgaming Operators for the use of the Mahjong Games
"Microgaming Network Rake"	means that portion of the Rake that is represented by the ratio of Microgaming Operator players participating in the games of mahjong the total number of players participating in the games;
"MSL Fees"	means the fees, calculated as a percentage of the Microgaming Fee, which are payable by Microgaming to MSL in terms of clause. 7.6 and which are set out in Schedule A
"Network"
means an online networked connection between and service to Operatorrs that allows players originating from Operators to play the Mahjong Games with other players from the originating and all other Operators;

"Operator"	means an entity contracted to MSL for players signed up to that entity to play mahjong online against other players of that and other entities;
"Rake"	means the fee levied on a winning player to participate in a game of mahjong,., equal to a percentage of the Winnings {initially 10%) or a tournament entry feeduring such game of mahjong;
"Winnings"	means the total of all amounts won by mahjong players from other mahjong players, excluding such winning players original wagers.

1.2     headings arc included for convenience only grid shall not affect the construction of this Agreement.

1.3     the expressions ''MSL" and "Microgaming" shall include (v~here appropriate) their successors in title and permitted assigns.

1.4     References to statutory provisions shall be construed as refererences to those provisions as amended. consolidated. extended or re-enacted from time to tune.

1.5     References to "clauses" and "Schedules" are, unless otherwise expressly stated, reference-s to the clauses and the schedules to this Agreement and references to the
  "parties" or "part}" are references to the parties or a party to this Agreement,

2.      RIGHTS

2.1     MSL hereby grantsMicrogaming a non-exclusive, non-transferable licence to use and to sublicense the use of the Mahjong, System in order that Microgaming Operators'
      players can access and play the Mahjong Games online against players from Microgaming Operators and against players from Operators.

2.2     Nothing in thus Agreement shall prevent MSL. from licensing any other party to use the Mahjong System.

2.3     Nothing in this Agreement shall prevent Microgaming from developing, using and sub-licensing its own mahjong games or mahjong system or from using and sub-licensing any third party's mahjong games or mahjong system.

3.      MICROGAMING'S REPONSIBILITIES

3.1    Save for purposes of cttecttvely integrating tine Mahjong System with the Microgaming System, Microgaming may not reverse engineer, modify, decompile or disassemble any of the Mahjong System software.

3.2    Microgaming shall pay all its own costs and expenses incurred in marketing, promoting and sub-licensing the Mahjong Games  to the  Microgaming Operators.

4.      COMMENCEMENT AND DURATION

      This Agreement shall commerce on the Effective Date and shall continue thereafter and remain in full force unless terminated in accordance with the provisions of clause ll.

5.      RECORDS AND DATA

The party stealI keep or cause to be kept Full,  up to date and accurate records and accounts in relation to its obligations under this Agreement. Each party will allow the other party resasonableaccess to such records and accounts as may be reasonably required by the other party to perform all of its obligations under this Agreement

6.    INTEGRATION AND MAHJONG SERVICES

6.1   The partite shall use all reasonable endeavours to ensure that the Mahjong System interfaces with Microgaming System so as to enable the exchange of information between the respective systems in a seamless and uninterrupted manner to the extent they relevant for the purposes of this Agreement.

6.2   MSL agrees to provide Microgaming with email and telephonic technical support for the Mahjong System. 24 hours per day. 7 days per week.

6.3   MSL will ensure that Microgaming has real-time access to the Mahjong systems back office data which will allow Microgaming to monitor all Winnings and Rake generated during  the preceding sixty (60) days and which will allow Microgaming to calculate the number of players from Microgaming Operators and from Operators who have played a game of mahjong during such sixty (60) day period.

7.    CLEARING HOUSE. FEES AND PAEWS

7.1    TheWinnings of each game of  mahjong shall be determined and aggregated by MSL on a monthly basis within 10 days of the end of each calandarmonth in respect of all mahjong gameplay which occurred during the previous calendar month. MSL will pay the Microgaming Network Rake applicable for such Winnings, less the MSL Fees. into the Microgaming Clearing House, without deduction or set-off (apart from the MSL Fees), within 10 days of the end of eachcalendar month (the "Payment Date").

7.2   The Winnings less the Rake, shall be retained by MSL for all games in which the winners are from Operators and, for all games in which the winners are from Microgaming
Operators, shall be paid into the Microgaming Clearing House, without deduction or set-off, on a monthly basis at the same time as the Microgaming Network Rake {less the MSL Fees} is to be paid into the Microgaming Clearing House in terms of clause 7.1 above.

7.3   At the same time that each monthly payment is made by MSL in terms of clauses 7.1 and 7.2 MSL will provide Microgaming with a written statement setting out the total of all
Winnings Rake, Microgamirig Network Rake and MSL Fees generated through gameplay which occurred during the calendar month to which the payment relates.

7.4   Micrgaming shall be entitled to appoint an independent auditor to audit MSL's accounts and records in order to verify that the monthly Winnings and Microgaming
Network Rake paid to the Microgaming Clearing House by MSL is correct. Microgaming shall furnish MSL with fourteen (14) days written notice of such an audit.
Microgaming undertakes to make  payment of the costs of the auditor in the event of no errors being fraud in the manner of calculation of the payments made to the
Microgaming Clearing House. In the event of any errors being found in the manner of calculation ofsuch payment. MSL shall pay for the auditor's costs.

7.5   The MSL. Fees payable by Microgaming are set out in schedule A hereto.

7.6   In consideration for the rights granted and the services provided to Microgaming as set out in this Agreement, MSL will invoice Microgaming for the MSL Fee each calendar month in respect of all garneplay which occurred during the previous calendar month, such invoice having been already settled as part of the monthly settlement process.

8.    INTELLECTUAL PROPERTY RIGHTS

8.1   Microgaming acknowledges that all Intellectual Property Rights to and in respect of the Mahjong System are and shall remain the property of MSL.

8.2   Microgaming shall promptly notify MSL of any actual,threatened or suspected infringement of any of MSL's Intellectual Propert Rights in the Mahjong System of which
Microgaming becomes aware.

8.3   MSL acknowledges that all Intellectual Property rights in, to and in respect of the Microgaming System are shall remain the property. of Microgaming or its licensors.

8.4   MSL shall promptly notify Microgaming of my actual,threatened or suspected infringement of any of Microgaming's lntellecutal Property Rights in the Microgaming
System of which MSL becomes aware.

9.    CONFIDENTIALITY

9.1   Each party undertakes to the other to keep secret and confidential all information (whether written, pictorial, in machine readable Form ororal) andin whatever form received during the continuance of this Agreement or obtained as a result of entering into or performing this Agreement comprising:

9.1.1  the commercial terms of this Agreement;

9.1.2  information concerning Microgaming Operators or Microgaming Operators' players, or suppliers or business associations of the other party; and

9.1.3  information concerning the financial or commercial affairs of the other party.

all of which shall be the "Confidential Information".

9.2   Each party undertakes to the other not to use the Confidential lnformation of the other party except for the purposes of performing it obligations under this Agreement and shall not (without the prior written consent of the other part ) disclaim the same to any person save to the extent necessary for the performance of this Agreement and except to the extent that such information:

92.1  is required to be disclosed by the law of any relevant jurisdiction;
9.2.2  is already in the public domain at the time of disclosure or thereafter shall. fall into the public domain other than as a result of breach of this clause:
9.2.3  is in the disclosing party's possession (as evidenced by written records) otherwise than as a result of a breach of this clause;
9.2.4  becomes known to the disclosing party from a source other than another party to this Agreement otherwise than as a result of a breach of this clause; or
9.2.5  was disclosed after the express prior written approval of the party to whom such informationn belongs.

9.3   Each of the parties undertakes to the other to take all such steps as shall from time to time be necessary to ensure compliance with the provision of this clause 9 by its employees,  agents and sub-tractors.

9.4   Notwithstanding anything contained elsewhere in this Agreement, the provisions of this clause 9 shall survive the termination or expiry of this Agreement.

10.   TERMINATION

10.1   Notwithstanding any other provision contained herein, this Agreement may be terminated:

   10.1.1  by either party forthwith on giving notice in writing to the other if:

(i)
the other commits a material or persistent breach of any term of this Agreement and (in the case of a breach capable of being remedied) shall have failed, within ten (10) days after the receipt of a request in writing from the other party sa to do, to remedy the breach; or

(ii)
the other party shall become insolvent or cease to trade or have a receiver or administrative receiver (or the equivalent in any jurisdiction) appointed over it or over any part of its undertaking orassets or shall pass a resolution for winding up (otherwise than for the purpose of a bona fide scheme of solvent amalgamation or reconstruction) or a court of competent jurisdiction shall make an order to that effect or if the other party shall enter into any voluntary arrangement with its creditors or shah become subject to an administration order (or the equivalent in any juuisdiction).

10.2   Either party may terminate this Agreement without cause by giving the or party six (6) months written notice.

11.   CONSEQUENCES OF TERMINATION

11.1   Termination or expiry of this Agreement howevercaused shall be without prejudice to any rights or liabilities of the parties accrued at the date of such termination or expiry,
  All monies owing by MSL to the Microgaming Clearing House will become immidiatley payable to Microgaming and all MSL Fees owing by Microgaming to MSL will become immediately payable to MSL.

11.2   On termination or expiry of this Agreement, save as otherwise expressly provided in this Agreement, all rights and obligationsof the parties under this Agreement shall automatically terminate.

11.3
Each party shall at its own expense forthwith return to the other party or otherwise dispose of as the other party may instruct all promotional materials and other documents and property whatsoever sent to it by the other party together with all copies thereof.

12.       WARRANTY

12.1	MSL and Microgaming hereby warrant to each other that they haveall requisite power, authority and right to execute, deliver and perform their respective obligations under this Agreement,

12.2	MSLand Microgaming hereby warrant to each other that their respective obligations under this Agreement will be carried out in aprofessional manner using due care, skill and diligence.

13.       LIMITATION OF LIABILIITY AND INDEMNIITY

13.1
Themaximum extent of either party's liability to the other, whether in contract, tort (including negligence) or howsoever arising under or in relation to this Agreement or the performance or non-performance of a party's obligation under this Agreement shall not exceed:

13.1.1	in respect of payment liabilities under this Agreement, those amounts as referred to in this Agreement; and

13.1.2	in any other respects US$200,000.

13.2
Neither party shall, to the maximum extent permitted by law be liable to the other (in contract. tort (including negligence) or otherwise) for any indirect, special or consequential loss or damage, or for any loss of profit, goodwill, business reputation or loss of opportunity arising out of or in relation to this Agreement or the performance or non performance of it even if the possibility of such arising had beenbrought to the attention of the other party.

13.3
Notwithstandingthe provisions of clauses 13.1 and 13.2, nothing herein shall limit or exclude the liability of a party to the other for any personal injury or death caused by the negligence of a party or for any fraudulent misrepresentation or fraud.

14.       INDEPENDENT CONTRACTORS

Each party is and shall remain at all times an independent contractor and nothing in this Agreement shall be deemed to create a joint venture, partnership or agency relationship between the parties. Neither party has the right or authority to assume orto create any obligation or responsibility on behalf of the other.

15.       FORCE MAJEURE

Neither party shall be liable to the other party for any breach or non-performance of its obligations under this Agreement resulting from causes beyond its reasonable control (an "Event of Force Majeure") including, but not limited to, Acts of God, governmental act, war, fire, drought, lock out, strike. or civil commotion. Each of the parties agrees to notify the other immediatley upon becoming aware of an Event of Force Majeure and to use all reasonable endeavoursto overcomethe circumstances affecting its performance and to fulfill all outstanding obligations as soon as practicable. Either party may terminate this Agreement if the other party is prevented from performing its obligations because of an Event of Force Majeure for more than thirty (30) consecutive days.

16.       NOTICES

All notices shall be made in  writing and sent by prepaid registered post, by Facsimile or delivered by hand or courier to the address of the recipient party set out in this Agreement (or to such other address as each party may from time to time notify in writing to the other party). Any notice served by facsimile shall be deemed served at the time of transmission provided that a confirmatory receipt of transmission has been made and provided that if any such notice would otherwise he deemed to be served outside working hours, such notice shall be deemed to be served at the start of working hours on the next working day. Any notice served bypost shall be deemed served two working days after the date of posting and any notice delivered by tsand or courier, upon delivery.

17.   ENTIRE AGREEMENT

This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations and discussions between the parties relating to it.

18.   ASSIGNMENT

Neither psrty may assign or transfer this Agreement without the other party's prior written consent.

19.   GENERAL

19.1   No amendment. variation or modification of this Agreement shall beeffective unless it is in writing and signed by a duly authorised representative of each party.

19.2   If at any time any provision of this Agreementis or becomes invalid or illegal in any respect, such provision shall be deemed to be severed from this Agreement but the vailidity, legality and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

19.3   The Failure of a party to exercise or enforce any right under this Agreement shall not be deemed to be a waiver of that right nor operate to prevent the exercise or enforcement of it at any time thereafter in relation to the same of any subsequent breach.

20.   GOVERNING LAW AND JURISDICTION

20.1   This Agreement shall be governed by and construed in accordance with the laws of England and Wales and the parties herein submit to the exclusive jurisdiction of the
  English courts.

AS WITNESS WHEREOF thehands of the duly authorised representatives of the parties on the date First before written:

For and behalf of MSL

/s/	/s/
Director	Director/Company Secretary

For and on behalf of Microgaming Software Systems Limited

/s/	/s/
Director	Director/Company Secretary

SCHEDULE A

MSL Fees

1.     The MSL Fees payable by Microgaming in terms of clauses 7.5 and 7.6 are subject to paragraph 2 below, *% of the Microgaming Fee.
2.     Where the Microgaming Fee received from any Microgaming Operator in a calandar month is or greater than the MSL Fees in respect of each such operator is calculated in accordance witht the table below.

Monthly Microgaming Fee Bracket (per Microgaming Operator)	MSL Fee as a percentage of Microgaming Fee in the corresponding bracket

$* up to and including $*
$* or more but less than $*	*%
$* or more but less than $*	*%
$* or more	*%
*%

* the confidential portion has been so omitted and filed seperatley with the Commission.